CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Trustees and Shareholders of The AllianceBernstein Pooling Portfolios:


We consent to the reference to our firm under the heading "GENERAL INFORMATION - Independent Registered Public Accounting Firm" in the Statement of Additional Information for the AllianceBernstein Volatility Management Portfolio of The AllianceBernstein Pooling Portfolios.


/s/ KPMG LLP

New York, New York
March 23, 2010